Exhibit 99.1

SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SASKATCHEWAN CANADA S7K 7G3 PHONE (306) 933-8500 FAX (306) 933-8844

For Immediate Release
July 29, 2004
Listed: TSX, NYSE	Symbol: POT

Record Potash Sales More than Double PotashCorp’s Second-Quarter EPS

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported second-quarter earnings of $72.6 million, or $1.34 per share on a diluted basis, the highest quarterly earnings in more than five years. This compares to $0.57 per diluted share in last year’s second quarter, an increase of 135 percent. The higher earnings were primarily the result of a 40 percent increase in gross margin to $170.7 million, with potash providing over 70 percent of the total. During the quarter, the Canadian dollar weakened, resulting in a balance sheet translation gain of approximately $0.09 per share; this was offset by a comparable loss associated with a further writedown of PotashCorp’s Yumbes operation in Chile. Cash provided from operating activities in the second quarter was $178.2 million, more than 2.5 times greater than the $67.0 million in the same quarter last year. Free cash flow1 increased 34 percent from $86.8 million to $116.4 million.

Better potash prices and volumes were the two main contributors to PotashCorp’s second-quarter performance as the company benefited from improving fundamentals. After an extended down cycle that can be traced back almost six years, global conditions that include low grain inventories, higher commodity prices and an increase in acres planted helped strengthen fertilizer consumption and prices. With potash competitors operating at or close to capacity, potash prices were at their highest level in over 20 years and PotashCorp was the primary beneficiary of these improved market conditions.

“It’s an Olympic year and we are breaking potash records,” said Bill Doyle, President and Chief Executive Officer. “We’ve been waiting a long time to demonstrate our potential in potash and in 2004, we are beginning to do just that. We had record second-quarter sales volumes in the North American market and a record first half in the offshore market. The second quarter was Canpotex’s all-time largest quarter, with shipments of over 900,000 tonnes in June alone, and it is forecasting a record 7.5 million sales tonnes for the year. These strong market conditions look set to continue, giving us an opportunity to break even more records.”

Market Conditions
For the first time in years, US farmers had excellent spring conditions that allowed planting to start early and proceed at a record pace. However, even a bumper crop will not be able to meet demand projections. Grain consumption is expected to outpace production for the sixth straight year and drive the world’s grain stocks-to-use ratio to its lowest level on record. This is happening as the population in developing nations is growing and gaining economic strength, creating demand for more and better food. That is driving up prices for many crop commodities in international markets and sparking demand for fertilizer at a time when a weaker US dollar is facilitating a healthy trade environment.

Potash Operations
Potash, the foundation of the company’s business and the focus of its long-term growth strategy, doubled its gross margin from second-quarter 2003 to $121.4 million. The doubling of potash gross margin is a result of higher prices and increased sales volumes in both North American and offshore markets.

In the North American market, PotashCorp’s sales volumes hit a record 1.119 million tonnes, 36 percent higher than in last year’s second quarter. On top of the volume increase, the company’s realized prices from customers in this market climbed almost $24 per tonne or 30 percent over last year’s second quarter and a further $10-per-tonne increase over the trailing quarter. The increase in volumes was due to more acres planted to fertilizer-intensive crops, higher application rates and dealers filling in advance of further price increases. In addition, PotashCorp was able to capitalize on the fact that some of its competitors were sold out of product.

Quarter over quarter, the company’s offshore sales volumes were up 14 percent and its realized prices were up $13 per tonne. When compared to the trailing quarter, offshore prices were up $15 per tonne as previously announced price increases took effect while ocean freight rates stabilized and began to decline. Sales to Brazil, China, Malaysia and Indonesia remained strong as higher prices for crops such as soybeans and palm oil continued to drive potash demand.

The growth in volumes allowed PotashCorp to begin to capitalize on its size and efficiency. During the quarter, the company produced 2.2 million tonnes of potash, or 7 percent more than in the same quarter last year. The higher operating rate, combined with lower natural gas costs, reduced operating costs. This was offset by a stronger Canadian dollar, which negatively affected costs by approximately $3.80 per tonne over last year’s same quarter.

PCS Yumbes, the potassium nitrate operation in Chile, which is in the process of being sold, lost $4.6 million during the quarter, reducing potash gross margin. In addition, the company had a further writedown of $5.9 million for this operation. This writedown negatively impacted earnings by $0.07 per share. Combined, the two items reduced earnings by $0.13 per share for the quarter. The company does not anticipate any further significant losses or provisions relating to this operation.

Phosphate Operations
Phosphate provided positive gross margin of $5.7 million, up from a loss of $1.0 million in last year’s same quarter. Industrial products remained the strongest performer in phosphate, contributing $10.1 million in gross margin, while fertilizer and feed products both reported small losses. Higher input costs continued to challenge the phosphate division, as cost of goods sold rose by $3.39 per tonne quarter over quarter. This was primarily due to higher prices for sulfur and ammonia which increased cost of goods sold by approximately $2.70 per tonne.

The expansion of industrial acid capacity at Aurora in 2003 fuelled a 12 percent quarter-over-quarter increase in industrial sales volumes, while prices held flat. Solid fertilizer sales volumes and prices were up 21 percent and 18 percent respectively over the second quarter of 2003. PotashCorp sold more of these products offshore, particularly to Latin America, which led to a 103 percent increase in offshore volumes, while North American volumes dropped five percent.

With liquid fertilizers oversupplied in the current market, the company decided to back away from low-priced sales, resulting in a 16 percent decrease in sales volumes quarter over quarter but only 3 percent in price. Feed sales volumes were flat compared to last year’s same quarter and prices were down 2 percent due to strong competition in North America.

Nitrogen Operations
Nitrogen gross margin was a healthy $43.6 million although it fell short of last year’s second quarter gross margin of $62.6 million, which was bolstered by the realization of natural gas hedges. During second-quarter 2004, the natural gas hedge contributed $15.3 million to gross margin compared to $28.0 million in last year’s same quarter. Trinidad posted another strong quarter with 52 percent of total nitrogen gross margin, while the US plants contributed 13 percent and the hedge provided the remaining 35 percent. During the quarter,

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Trinidad had production problems resulting in some lost tonnage which negatively impacted gross margin by approximately $5.0 million.

Overall sales volumes for nitrogen products were down 13 percent quarter over quarter, largely because of the continued production shutdown at Memphis and Geismar. Partially offsetting the decline in sales volumes was an increase in prices for ammonia (4 percent), urea (3 percent) and nitrogen solutions (20 percent) compared to the second quarter of 2003. Tight North American supply/demand fundamentals created the strong pricing environment.

With a greater percentage of production from the Trinidad facilities, PotashCorp’s overall average gas cost was reduced 7 percent quarter over quarter. However, higher product selling prices increased gas prices in Trinidad by 6 percent while North American gas prices were up 3 percent. These increases raised cost of goods sold by approximately $13.50 per tonne.

Financial
The Canadian dollar weakened over the quarter, losing almost three cents to close June 30 at 1.3404 against the US dollar. This, combined with a $3.0 million gain from entering into foreign exchange contracts to purchase Canadian dollars, created a foreign exchange gain of $9.9 million for the quarter. By comparison, the strength of the Canadian dollar in 2003 created a $22.4 million exchange loss in last year’s second quarter. The net impact of these two swings was approximately $0.38 per share in a quarter-over-quarter comparison.

Provincial mining and other taxes were up $14.5 million quarter over quarter. This is a result of higher sales volumes as well as an increase in price and profit per tonne. It also includes an adjustment of $2.4 million relating to first-quarter sales due to the increase in profit per tonne. Other income was down approximately $2.7 million, or 23 percent, from last year’s second quarter, primarily due to a $2.0 million insurance payment received during the same quarter last year.

PotashCorp’s international investments in Israel Chemicals Ltd. (ICL), Sociedad Quimica y Minera (SQM ) in Chile and Arab Potash Company (APC) in Jordan continued to add value to its portfolio of potash assets. The average annual total shareholder return approximated 26 percent for ICL and 20 percent for SQM while APC’s potash assets have performed well in the nine months of the company’s equity ownership. The company also benefited from a cash flow perspective, receiving dividends of $6.9 million during the quarter. These investments give PotashCorp an advantage by enhancing its presence in the global potash market which will help protect the company’s prominent position with its customers.

Outlook
Market fundamentals for the second half of 2004 continue to look favorable. Inventories of all three nutrients are extremely tight. According to The Fertilizer Institute (TFI), DAP inventories are 31 percent below the five-year average; urea inventories are 56 percent lower; and potash 41 percent lower. The company’s potash inventory alone was 31 percent below June 2003 levels. These low inventories are occurring at a time of strong demand, creating excellent fundamentals for fertilizer producers.

The outlook for potash is bullish, with demand driven by Brazil, China and other Asian countries. In this environment, the upward pricing trend should continue. In fact, June offshore netbacks were approximately $12 per tonne higher than the second quarter average, and as the company continues to realize the full impact of the price increases negotiated earlier in the year, netbacks are anticipated to move even higher. While freight rates started to edge up in some markets in late June, they remain unpredictable.

Similar to potash, nitrogen is coming out of the second quarter with momentum. Ammonia netbacks at the end of June were over $20 per tonne higher than the second quarter average and July pricing is continuing to move

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upward. US natural gas prices are projected to remain high, which should deter the restart of US capacity and could lead to additional shutdowns. New competitive production from Trinidad is expected to hit the market late in the third quarter, however that will likely be balanced by summer turnarounds and expected strong demand. In the international market, urea demand, especially in Latin America, continues to grow as a result of high global commodity prices.

From July to December 2004, PotashCorp has approximately 90 percent of its gas hedged in the range of $3.20 per MMBtu. At current prices, the value of that hedge is approximately $22.0 million. The company is also expanding its Trinidad ammonia capacity by 132,000 tonnes at a total cost of approximately $30.0 million. More than half of this additional capacity is expected to come on stream in the first quarter of 2005, with the remainder available in the third quarter of 2005.

Late in the second quarter, a surge in solid fertilizer demand emptied phosphate inventories in Florida that could provide some momentum and a modest recovery for the second half. The company is anticipating the most improvement in the feed business with projected price increases and lower raw material costs. The industrial business is expected to remain the top performer in the phosphate product line.

Given the positive industry fundamentals, the company is now expecting its 2004 earnings to be in the range of $4.25-$4.75 per share. This assumes a flat Canadian dollar exchange rate of 1.2924, which was the rate in effect at December 31, 2003. These earnings would generate cash from operating activities of $500 million to $530 million. Third-quarter earnings are expected to be in the range of $1.00-$1.20 per share, assuming the same flat Canadian dollar exchange rate. Every one-cent change in the Canadian dollar compared to the US dollar impacts the foreign exchange gain or loss line by approximately $0.03 per share, although this is primarily a non-cash item.

Projected capital expenditures for 2004 are unchanged at approximately $205.0 million, including the expansion at Trinidad. Depreciation and amortization will likely approximate $230.0 million, up from the original guidance of $220.0 million due to additional depreciation for the potash operations as production is expected to be higher than originally forecast.

PotashCorp’s overall effective income tax rate is still expected to approximate 33 percent for the year, however the current/future split is now expected to be 60/40 rather than 40/60 as a result of higher-than-expected earnings from the potash division. Provincial mining and other taxes should approximate 21 percent of total potash gross margin for the rest of the year.

Conclusion
“We recognize the essential and long-term nature of our business,” concluded Doyle. “Our confidence in our long-term strategy, people and industry was reflected in the announcement of our stock split and dividend increase earlier this month. With a growing world population wanting more food and better diets, PotashCorp is uniquely positioned to help meet that demand today and in the future. By expanding our low-cost production in potash and nitrogen, we will improve our position even further. We’ll build on that foundation and look for acquisitions that add to our strength, particularly in potash, the cornerstone of our business.”

Notes
The company’s accounting policies are in accordance with accounting principles generally accepted in Canada. All amounts are expressed in US dollars.

[1]	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations”.

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Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, fourth largest in phosphate and third largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the company’s annual report to shareholders for 2003 and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuation in supply and demand in fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web Site:	www.potashcorp.com

PotashCorp will host a conference call on Thursday, July 29, 2004 at 1:00 p.m. Eastern Time. To join the call, dial (706) 643-3329 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

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Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Financial Position
(in millions of US dollars)

	June 30,	December 31,
	2004	2003

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$206.5	$4.7
Accounts receivable	293.8	305.0
Inventories	386.7	395.2
Prepaid expenses	22.1	29.0

	909.1	733.9

Property, plant and equipment	3,055.5	3,108.1
Other assets	606.2	628.3
Goodwill	97.0	97.0

	$4,667.8	$4,567.3

Liabilities
Current liabilities
Short-term debt	$91.4	$176.2
Accounts payable and accrued charges	427.0	380.3
Current portion of long-term debt	1.3	1.3

	519.7	557.8

Long-term debt	1,268.1	1,268.6
Future income tax liability	474.1	484.2
Accrued post-retirement/post-employment benefits	201.1	194.5
Accrued environmental costs and asset retirement obligations	83.2	81.3
Other non-current liabilities and deferred credits	4.5	7.1

	2,550.7	2,593.5

Shareholders’ Equity
Share capital	1,287.2	1,245.8
Unlimited authorization of common shares without par value; issued and outstanding 53,723,105 and 53,112,216 at June 30, 2004 and December 31, 2003, respectively
Contributed surplus	270.8	265.2
Retained earnings	559.1	462.8

	2,117.1	1,973.8

	$4,667.8	$4,567.3

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003

Sales	$833.7	$745.0	$1,562.1	$1,406.8
Less: Freight	68.9	60.5	127.0	124.9
Transportation and distribution	31.3	27.5	54.3	50.5
Cost of goods sold	562.8	534.7	1,086.1	1,028.0

Gross Margin	170.7	122.3	294.7	203.4

Selling and administrative	25.4	23.9	51.6	47.6
Provincial mining and other taxes	29.3	14.8	44.4	32.9
Provision for plant shutdowns (Note 4)	—	—	—	2.2
Provision for PCS Yumbes S.C.M. (Note 5)	5.9	—	5.9	—
Foreign exchange (gain) loss	(9.9)	22.4	(18.1)	39.3
Other income	(9.2)	(11.9)	(16.1)	(16.4)

	41.5	49.2	67.7	105.6

Operating Income	129.2	73.1	227.0	97.8
Interest Expense	20.9	23.2	43.0	42.6

Income Before Income Taxes	108.3	49.9	184.0	55.2
Income Taxes (Note 6)	35.7	20.0	60.7	22.1

Net Income	$72.6	$29.9	123.3	33.1

Retained Earnings, Beginning of Period			462.8	641.4
Dividends			(27.0)	(26.1)

Retained Earnings, End of Period			$559.1	$648.4

Net Income Per Share (Note 7)
Basic	$1.36	$0.57	$2.31	$0.64
Diluted	$1.34	$0.57	$2.28	$0.63

Dividends Per Share	$0.25	$0.25	$0.50	$0.50

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003

Operating Activities
Net income	$72.6	$29.9	$123.3	$33.1

Items not affecting cash
Depreciation and amortization	63.9	60.0	123.6	119.0
Stock-based compensation	2.8	—	5.6	—
(Gain) loss on disposal of property, plant and equipment	(0.3)	0.3	(0.3)	0.3
Foreign exchange on future income tax	(4.9)	13.3	(7.8)	25.1
Provision for future income tax	9.3	20.0	24.3	22.1
Share of earnings of equity investees	(3.9)	(2.6)	(7.7)	(4.9)
Provision for PCS Yumbes S.C.M.	5.9	—	5.9	—
Provision for post-retirement/post-employment benefits	1.1	(1.9)	6.6	9.1
Accrued environmental costs and asset retirement obligations	0.8	0.8	1.9	1.1
Other non-current liabilities and deferred credits	(1.4)	0.4	(2.6)	0.5

Subtotal of items not affecting cash	73.3	90.3	149.5	172.3

Changes in non-cash operating working capital
Accounts receivable	(23.3)	14.8	9.6	(35.5)
Inventories	29.7	(24.0)	3.1	(51.9)
Prepaid expenses	18.2	7.2	6.9	1.2
Accounts payable and accrued charges	(17.6)	(49.5)	(8.1)	5.2
Current income taxes	25.3	(1.7)	28.2	(13.4)

Subtotal of changes in non-cash operating working capital	32.3	(53.2)	39.7	(94.4)

Cash provided by operating activities	178.2	67.0	312.5	111.0

Investing Activities
Additions to property, plant and equipment	(33.0)	(30.9)	(49.4)	(47.9)
Proceeds from disposal of property, plant and equipment	0.7	—	0.7	—
Dividends received from equity investees	4.6	4.0	4.6	4.0
Other assets	3.5	(2.5)	4.3	(10.8)

Cash used in investing activities	(24.2)	(29.4)	(39.8)	(54.7)

Cash before financing activities	154.0	37.6	272.7	56.3

Financing Activities
Proceeds from long-term debt	—	—	—	250.0
Repayment of long-term debt	(0.3)	(0.3)	(0.5)	(0.5)
Proceeds from (repayment of) short-term debt	33.5	(32.8)	(84.8)	(241.6)
Dividends	(13.5)	(13.1)	(27.0)	(26.1)
Issuance of shares	21.6	0.4	41.4	0.9

Cash provided by (used in) financing activities	41.3	(45.8)	(70.9)	(17.3)

Increase (Decrease) in Cash and Cash Equivalents	195.3	(8.2)	201.8	39.0
Cash and Cash Equivalents, Beginning of Period	11.2	71.7	4.7	24.5

Cash and Cash Equivalents, End of Period	$206.5	$63.5	$206.5	$63.5

Supplemental cash flow disclosure
Interest paid	$30.3	$38.0	$43.6	$39.4
Income taxes paid	$9.0	$4.2	$15.2	$20.1

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim consolidated financial statements are consistent with those used in the preparation of the 2003 annual consolidated financial statements, except as disclosed in Note 2.

The consolidated financial statements include the accounts of PCS and its subsidiaries.

These interim consolidated financial statements do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the most recent annual consolidated financial statements. In management’s opinion, the unaudited financial information includes all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

In 2003, the company approved plans to restructure certain operations. Those plans required significant estimates to be made of: (i) the recoverability of the carrying value of certain assets based on their capacity to generate future cash flows, and (ii) employee termination, contract termination and other exit costs. Because restructuring activities are complex processes that can take several months to complete, they involve periodically reassessing estimates. As a result, the company may have to change originally reported estimates as actual payments are made or activities are completed. Please refer to Note 4 and Note 5.

2. Changes in Accounting Policy

Sources of GAAP

Effective January 1, 2004, the company prospectively adopted new accounting requirements of the Canadian Institute of Chartered Accountants (“CICA”) as issued in Section 1100, “Generally Accepted Accounting Principles”. This section establishes standards for financial reporting in accordance with GAAP and provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicitly in the primary sources of GAAP. In light of the new Section 1100 provisions, the company reviewed the application of its accounting policies and changed the consolidated financial statement presentation of sales revenue, freight costs and transportation and distribution expenses, without any effect on gross margin or net income. All comparative information has been appropriately reclassified.

In prior years, the company reported sales revenues (net of discounts, and including amounts recoverable from customers for freight, transportation and distribution) net of related freight, transportation and distribution expenses. The company now reports sales revenues (net of discounts, and including amounts recoverable from customers for freight, transportation and distribution), freight costs, and transportation and distribution expenses as separate line items on the Consolidated Statements of Operations and Retained Earnings.

Asset Retirement Obligations

On January 1, 2004, the company adopted CICA Section 3110, “Accounting for Asset Retirement Obligations”, which requires the company to record an asset and related liability for the costs associated with the retirement of long-lived tangible assets when a legal liability to retire such assets exists. This includes obligations incurred as a result of acquisition, construction, or normal operation of a long-lived asset. The provisions of Section 3110 require the asset retirement obligation to be recorded at fair value at the time the liability is incurred. Accretion expense is recognized as an operating expense using the credit-adjusted risk-free interest rate in effect when the liability was recognized. The associated asset retirement obligations are capitalized as part of the carrying amount of the long-lived asset and depreciated over the estimated remaining useful life of the asset. The company has recorded asset retirement obligations primarily associated with certain closure, reclamation, and restoration costs for its potash and phosphate operations.

The adoption of Section 3110 did not have a significant effect on the results of operations or financial position of the company. Had the provisions of Section 3110 been applied as of January 1, 2003, the pro forma effects for the year ended December 31, 2003 on net loss would not have been material. As required under the standard, the company will make periodic assessments as to the reasonableness of its asset retirement obligation estimates and revise those estimates accordingly. The respective asset and liability balances will be adjusted, which will correspondingly increase or decrease the amounts expensed in future periods.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

Hedging Relationships

Effective January 1, 2004, the company adopted CICA Accounting Guideline 13 “Hedging Relationships”. This guideline sets out the criteria that must be met in order to apply hedge accounting for derivatives and is based on many of the principles outlined in the US standards relating to derivative instruments and hedging activities. Specifically, the guideline provides detailed guidance on the identification, designation, documentation and effectiveness of hedging relationships, for purposes of applying hedge accounting, and the discontinuance of hedge accounting. Income and expenses on derivative instruments designated and qualifying as hedges under this guideline are recognized in earnings in the same period as the related hedged item. Ineffective hedging relationships and hedges not designated in a hedging relationship are carried at fair value on the Consolidated Statement of Financial Position, and subsequent changes in their fair value are recorded in earnings. The adoption of this accounting guideline did not have a material impact on the interim consolidated financial statements.

3. Long-term Debt

In January and February 2004, the company entered into interest rate swap contracts designated as fair value hedges that effectively converted a notional amount of $300.0 of fixed rate debt (due 2011) into floating rate debt based on six-month US dollar LIBOR rates. Net settlements on the swap instruments are recorded as adjustments to interest expense. The company did not enter into any interest rate swap contracts in 2003.

4. Provision for Plant Shutdowns

Memphis and Geismar Nitrogen Operations — 2003

In June 2003, the company indefinitely shut down its Memphis, Tennessee plant and suspended production of ammonia and nitrogen solutions at its Geismar, Louisiana facilities due to high US natural gas costs and low product margins. The plants have not been re-started since that time.

The company determined that all employee positions pertaining to the affected operations would be eliminated and recorded $4.8 in connection with costs of special termination benefits in the third quarter of 2003. The number of employees terminated as a result of the shutdowns was 187, of which 186 had left the company as of June 30, 2004. The company has made payments relating to the terminations totaling $4.0. All remaining workforce reduction costs pertaining to the 187 employees are expected to be paid by December 31, 2004.

In connection with the shutdowns, management had determined that the carrying amounts of the long-lived assets at the Memphis and Geismar nitrogen facilities were not fully recoverable, and an impairment loss of $101.6, equal to the amount by which the carrying amount of the facilities’ asset groups exceeded their respective fair values, was recognized. Of the total impairment charge, $100.6 related to property, plant and equipment and $1.0 related to other assets. As part of its review, management also wrote-down certain parts inventories at these plants in the amount of $12.4.

In addition to the costs described above, management expects to incur other shutdown-related costs of approximately $11.1 and nominal annual expenditures for site security and other maintenance costs. These amounts have not been recorded in the consolidated financial statements as of June 30, 2004. Such costs will be recognized and recorded in the period in which they are incurred.

Kinston Phosphate Feed Plant — 2003

The phosphate feed plant at Kinston, North Carolina ceased operations in the first quarter of 2003. In that quarter, the company recorded $0.6 for costs of special termination benefits for Kinston employees, $0.3 for parts inventory writedowns, and $1.3 for long-lived asset impairment charges. In lieu of full plant closure, the company continued to operate the facility as a warehouse. In the third quarter of 2003, company management determined that the cost of operating Kinston as a stand-alone warehouse was uneconomical. This decision triggered a further review by management of the carrying amounts of the plant’s long-lived assets. As a result of this review, management determined that the carrying amounts of the long-lived assets were not recoverable, and an additional impairment charge of $2.7, equal to the amount by which the carrying amount of the plant’s long-lived assets exceeded their fair value, was recognized.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

No additional costs were incurred in connection with the plant shutdowns in the first half of 2004. The following table summarizes, by reportable segment, the total amount of costs incurred to date and the total costs expected to be incurred in connection with the plant shutdowns described above:

	Cumulative	Total Costs
	Costs Incurred	Expected to
	to Date	be Incurred

Nitrogen Segment
Employee termination and related benefits	$4.8	$4.8
Writedown of parts inventory	12.4	12.4
Asset impairment charges	101.6	101.6
Other related exit costs	—	11.1

	118.8	129.9

Phosphate Segment
Employee termination and related benefits	0.6	0.6
Writedown of parts inventory	0.3	0.3
Asset impairment charges	4.0	4.0

	4.9	4.9

	$123.7	$134.8

The following table summarizes, by reportable segment, the costs accrued as of June 30, 2004 in connection with the plant shutdowns described above:

	Accrued Balance		Accrued Balance
	December 31,	Cash	June 30,
	2003	Payments	2004

Nitrogen Segment
Employee termination and related benefits	$2.1	$(1.3)	$0.8

Phosphate Segment
Employee termination and related benefits	0.5	(0.1)	0.4

	$2.6	$(1.4)	$1.2

The accrued balance is included in accounts payable and accrued charges in the Consolidated Statement of Financial Position as of June 30, 2004.

5. Provision for PCS Yumbes S.C.M.

2003

In November 2003, the company entered into a share purchase agreement with Sociedad Quimica y Minera de Chile S.A. (“SQM”), whereby SQM is to acquire the shares of PCS Yumbes for an aggregate purchase price of $35.0, subject to adjustments. Under the terms of the share purchase agreement, and prior to the sale closing, PCS Yumbes will continue to operate the facility and expeditiously liquidate the inventory of nitrates. All other working capital is to be fully realized or discharged (as applicable) by the company prior to the close. It is expected that closing will occur no later than the end of 2004.

In 2003, management conducted an assessment of the recoverability of the long-lived assets of the PCS Yumbes operations. As a result of its review, management determined that the carrying amounts of PCS Yumbes’ long-lived assets were not recoverable and recorded an impairment charge of $77.4, equal to the amount by which the carrying amount of the asset group exceeded fair value. Of the total impairment charge, $13.0 related to property, plant and equipment, $63.9 related to deferred pre-production costs, and $0.5 related to deferred acquisition costs. As part of the review, management also wrote-down certain non-parts inventory by $50.2 due to the need to liquidate all inventories that would not be transferred to SQM under the agreement.

The company plans to eliminate all employee positions at PCS Yumbes by December 31, 2004 and has recorded a provision of $1.8 pertaining to contractual termination benefits to be paid, primarily under Chilean law. As of June 30, 2004, 141 of the employees had left the company. The remaining 83 employees are expected to leave the company by December 31, 2004, and all remaining workforce reduction costs are expected to be paid by that date.

The company had incurred early termination penalties in respect of certain PCS Yumbes contractual arrangements. The company recorded a provision of $11.1 in the third quarter of 2003 for these contract termination costs and $0.3 remained to be paid at June 30, 2004.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

2004

During the three months ended June 30, 2004, the company recorded an additional writedown of $5.9, relating primarily to certain mining machinery and equipment that will not be transferred to SQM under the terms of the agreement and that management plans to sell prior to the end of the year. As of June 30, 2004, the fair value and carrying amount of the machinery and equipment that remains to be sold was $1.5. For measurement purposes, fair value was determined in reference to market prices for similar assets.

The following table summarizes the total amount of costs incurred for the three month and six month periods ended June 30, 2004, the total amount of costs incurred to date and the total costs expected to be incurred in connection with PCS Yumbes:

	Cumulative	Costs	Cumulative	Total Costs
	Costs Incurred	Incurred to	Costs	Expected to
	to December 31,	June 30,	Incurred	to be
	2003	2004	to Date	Incurred

Potash Segment
Contract termination costs	$11.1	$—	$11.1	$11.1
Employee termination and related benefits	1.8	—	1.8	1.8
Writedown of non-parts inventory	50.2	—	50.2	50.2
Asset impairment charges	77.4	5.9	83.3	83.3

	$140.5	$5.9	$146.4	$146.4

The following table summarizes the costs accrued as of June 30, 2004 in connection with PCS Yumbes as described above:

	Accrued Balance	Costs Incurred	Cash		Accrued Balance
	December 31,	to June 30,	Payments and	Non-cash	June 30,
	2003	2004	Adjustments	Settlements	2004

Potash Segment
Contract termination costs	$0.6	$—	$(0.3)	$—	$0.3
Employee termination and related benefits	1.2	—	(0.4)	—	0.8
Asset impairment charges	—	5.9	—	(5.9)	—

	$1.8	$5.9	$(0.7)	$(5.9)	$1.1

The accrued balance is included in accounts payable and accrued charges in the Consolidated Statement of Financial Position as of June 30, 2004.

6. Income Taxes

The company’s consolidated income tax rate for the three month and six month periods ended June 30, 2004 approximates 33 percent (2003 — 40 percent). The decrease in rate is due primarily to the impact of Saskatchewan resource tax incentives, changes to the Canadian federal resource allowance, and the scheduled Canadian federal statutory rate reduction.

7. Net Income per Share

Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended June 30, 2004 of 53,523,000 (2003 — 52,100,000). Basic net income per share for the year to date is calculated on the weighted average shares issued and outstanding for the six months ended June 30, 2004 of 53,433,000 (2003 — 52,094,000).

Diluted net income per share is calculated based on the weighted average shares issued and outstanding during the period, adjusted by the total of the additional common shares that would have been issued assuming exercise of all share options with exercise prices at or below the average market price for the period. For periods in which there was a loss attributable to common shares, stock options with exercise prices at or below the average market price for the period were excluded for the calculations of diluted net loss per share, as inclusion of these securities would have been antidilutive to the net loss per share. Weighted average shares outstanding for the diluted net income per share calculation for the quarter were 54,321,000 (2003 — 52,337,000) and for the year to date were 54,115,000 (2003 — 52,331,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

8.	Segment Information

The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms which approximate market prices.

	Three Months Ended June 30, 2004

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$316.4	$236.9	$280.4	$—	$833.7
Freight	41.2	16.1	11.6	—	68.9
Transportation and distribution	12.5	7.4	11.4	—	31.3
Net sales — third party	262.7	213.4	257.4	—
Cost of goods sold	141.3	207.7	213.8	—	562.8
Gross margin	121.4	5.7	43.6	—	170.7
Depreciation and amortization	19.9	21.4	20.3	2.3	63.9
Inter-segment sales	0.7	3.4	22.3	—	—

	Three Months Ended June 30, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$219.7	$214.3	$311.0	$—	$745.0
Freight	30.3	17.5	12.7	—	60.5
Transportation and distribution	8.3	7.1	12.1	—	27.5
Net sales — third party	181.1	189.7	286.2	—
Cost of goods sold	120.4	190.7	223.6	—	534.7
Gross margin	60.7	(1.0)	62.6	—	122.3
Depreciation and amortization	15.6	19.6	22.9	1.9	60.0
Inter-segment sales	1.2	2.8	17.2	—	—

	Six Months Ended June 30, 2004

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$540.1	$454.5	$567.5	$—	$1,562.1
Freight	74.7	31.8	20.5	—	127.0
Transportation and distribution	21.2	12.7	20.4	—	54.3
Net sales — third party	444.2	410.0	526.6	—
Cost of goods sold	256.1	405.2	424.8	—	1,086.1
Gross margin	188.1	4.8	101.8	—	294.7
Depreciation and amortization	36.8	41.9	40.2	4.7	123.6
Inter-segment sales	3.6	6.5	44.1	—	—

	Six Months Ended June 30, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$420.9	$405.4	$580.5	$—	$1,406.8
Freight	63.0	35.4	26.5	—	124.9
Transportation and distribution	16.3	11.9	22.3	—	50.5
Net sales — third party	341.6	358.1	531.7	—
Cost of goods sold	231.5	357.2	439.3	—	1,028.0
Gross margin	110.1	0.9	92.4	—	203.4
Depreciation and amortization	30.9	38.2	46.1	3.8	119.0
Inter-segment sales	3.6	5.5	28.8	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

9.	Stock-Based Compensation

The company has two stock option plans. Prior to 2003, the company applied the intrinsic value based method of accounting for the plans.

Effective December 15, 2003, the company adopted the fair value based method of accounting for stock options prospectively to all employee awards granted, modified, or settled after January 1, 2003. Prospective application of the fair value method did not have an impact on the first three fiscal quarters of 2003 since the company did not grant any options during those periods. Since the company’s stock option awards vest over two years, the compensation cost included in the determination of net income for the three month and six month periods ended June 30, 2004 and 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of CICA Section 3870, “Stock-based Compensation and Other Stock-based Payments”. The following table illustrates the effect on net income and net income per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

		Three Months Ended		Six Months Ended
		June 30		June 30

		2004	2003	2004	2003

Net income — as reported		$72.6	$29.9	$123.3	$33.1
Add:	Stock-based employee compensation expense included in reported net income, net of related tax effects	2.2	—	4.4	—
Less:	Total stock-based employee compensation expense determined under fair value based method for all option awards, net of related tax effects	(3.2)	(3.7)	(6.4)	(7.4)

Net income — pro forma(1)		$71.6	$26.2	$121.3	$25.7

(1)	Compensation expense under the fair value method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying this method may not be indicative of future results.

Basic net income per share — as reported		$1.36	$0.57	$2.31	$0.64
Basic net income per share — pro forma		$1.34	$0.50	$2.27	$0.49

Diluted net income per share — as reported		$1.34	$0.57	$2.28	$0.63
Diluted net income per share — pro forma		$1.32	$0.50	$2.24	$0.49

In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Modified Black-Scholes option-pricing model with the following weighted average assumptions:

			2003	2002	2001

Expected dividend			$1.00	$1.00	$1.00
Expected volatility			27%	32%	32%
Risk-free interest rate			4.06%	4.13%	4.54%
Expected life of options			8 years	8 years	8 years
Expected forfeitures			16%	10%	10%

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

10.	Post-Retirement/Post-Employment Expenses

	Three Months Ended		Six Months Ended
Pension Plans	June 30		June 30

	2004	2003	2004	2003

Service cost	$3.5	$3.0	$7.0	$6.0
Interest cost	7.5	7.4	15.0	14.8
Expected return on plan assets	(8.4)	(7.6)	(16.8)	(15.2)
Net amortization	1.1	1.3	2.2	2.6

Net expense	$3.7	$4.1	$7.4	$8.2

	Three Months Ended		Six Months Ended
Other Post-retirement Plans	June 30		June 30

	2004	2003	2004	2003

Service cost	$1.4	$1.4	$2.8	$2.8
Interest cost	3.5	3.2	7.0	6.4
Net amortization	0.4	0.5	0.8	1.0

Net expense	$5.3	$5.1	$10.6	$10.2

Pension plan contributions to be paid by the company during 2004 are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2003.

11.	Comparative Figures

Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

12.	Subsequent Events

On July 21, 2004, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a two-for-one basis. The stock split is to be effected in the form of a stock dividend of one additional common share for each share owned by shareholders of record at the close of business on August 11, 2004. The company’s common shares are expected to commence trading on a split basis on August 9, 2004 on the Toronto Stock Exchange and August 18, 2004 on the New York Stock Exchange. All equity-based benefit plans will be adjusted to reflect the issuance of additional shares or options due to the declaration of the stock split. All share and per-share data for future periods will reflect the stock split.

On July 21, 2004, PCS’s Board of Directors also declared a quarterly cash dividend of US $0.15 per common share (on a post-split basis) payable November 15, 2004 to shareholders of record at the close of business on October 25, 2004. This amount represents a 20 percent increase in PCS’s quarterly cash dividend.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003

Potash Operating Data
Production (KCl Tonnes — thousands)	2,199	2,052	4,301	3,980
Shutdown weeks	7.0	6.0	10.2	12.8
Sales (tonnes — thousands)
North America	1,119	825	1,901	1,654
Offshore	1,474	1,288	2,640	2,327

	2,593	2,113	4,541	3,981

Potash Net Sales
(US $ millions)
Sales	$316.4	$219.7	$540.1	$420.9
Less: Freight	41.2	30.3	74.7	63.0
Transportation and distribution	12.5	8.3	21.2	16.3

Net Sales	$262.7	$181.1	$444.2	$341.6

North America	$117.5	$66.9	$191.6	$129.3
Offshore	138.2	104.0	229.5	188.5

Potash Subtotal	255.7	170.9	421.1	317.8
Miscellaneous	7.0	10.2	23.1	23.8

	$262.7	$181.1	$444.2	$341.6

Potash Average Price per MT
North America	$104.99	$81.06	$100.78	$78.18
Offshore	$93.77	$80.75	$86.93	$81.00

	$98.61	$80.87	$92.73	$79.83

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	501	463	944	902
P2O5 Operating Rate	78%	74%	78%	72%
Sales (tonnes — thousands)
Fertilizer — Liquid Phosphates	143	170	279	346
Fertilizer — Solid Phosphates	427	354	782	588
Feed	207	206	414	438
Industrial	154	138	299	260

	931	868	1,774	1,632

North America sales tonnes	662	696	1,331	1,378
Offshore sales tonnes	269	172	443	254

	931	868	1,774	1,632

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003

Phosphate Net Sales
(US $ millions)
Sales	$236.9	$214.3	$454.5	$405.4
Less: Freight	16.1	17.5	31.8	35.4
Transportation and distribution	7.4	7.1	12.7	11.9

Net Sales	$213.4	$189.7	$410.0	$358.1

Fertilizer — Liquid Phosphates	$30.8	$37.6	$61.5	$79.6
Fertilizer — Solid Phosphates	86.0	60.5	157.4	99.0
Feed	43.7	44.4	88.1	91.9
Industrial	50.3	45.0	98.1	84.1
Miscellaneous	2.6	2.2	4.9	3.5

	$213.4	$189.7	$410.0	$358.1

North America net sales	$163.5	$161.4	$327.1	$315.8
Offshore net sales	49.9	28.3	82.9	42.3

	$213.4	$189.7	$410.0	$358.1

Phosphate Average Price per MT
Fertilizer — Liquid Phosphates	$214.66	$221.57	$219.87	$230.63
Fertilizer — Solid Phosphates	$201.68	$171.04	$201.33	$168.45
Feed	$211.02	$215.03	$213.10	$209.42
Industrial	$327.22	$325.60	$328.33	$323.40

	$229.25	$218.49	$231.18	$219.44

North America average price per MT	$243.13	$228.70	$242.02	$226.74
Offshore average price per MT	$185.56	$164.49	$187.39	$166.26

	$229.25	$218.49	$231.18	$219.44

Nitrogen Operating Data
Production (N Tonnes — thousands)	621	721	1,256	1,436
Average Natural Gas Cost per MMBtu	$3.09	$3.32	$3.39	$3.12
Sales (tonnes — thousands)
Manufactured Product
Ammonia	503	517	915	950
Urea	308	343	563	761
Nitrogen Solutions	117	243	194	437
Nitric acid/Ammonium nitrate	376	350	732	705

Manufactured Product	1,304	1,453	2,404	2,853
Purchased Product	105	164	258	319

	1,409	1,617	2,662	3,172

Fertilizer sales tonnes	590	791	1,081	1,466
Feed/Industrial sales tonnes	819	826	1,581	1,706

	1,409	1,617	2,662	3,172

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003

Nitrogen Net Sales
(US $ millions)
Sales	$280.4	$311.0	$567.5	$580.5
Less: Freight	11.6	12.7	20.5	26.5
Transportation and distribution	11.4	12.1	20.4	22.3

Net Sales	$257.4	$286.2	$526.6	$531.7

Manufactured Product
Ammonia	$108.8	$108.0	$220.5	$187.0
Urea	60.8	65.6	115.8	138.6
Nitrogen Solutions	16.6	28.7	27.2	49.2
Nitric acid/Ammonium nitrate	45.8	40.9	92.5	79.7
Miscellaneous	5.8	5.4	10.5	9.7

Net Sales Manufactured Product	237.8	248.6	466.5	464.2
Net Sales Purchased Product	19.6	37.6	60.1	67.5

	$257.4	$286.2	$526.6	$531.7

Fertilizer net sales	$109.0	$135.0	$213.3	$236.8
Feed/Industrial net sales	148.4	151.2	313.3	294.9

	$257.4	$286.2	$526.6	$531.7

Nitrogen Average Price per MT
Ammonia	$216.22	$208.86	$240.79	$196.78
Urea	$197.18	$191.14	$205.62	$182.09
Nitrogen Solutions	$142.27	$118.36	$140.00	$112.85
Nitric acid/Ammonium nitrate	$121.92	$116.65	$126.50	$112.98

Manufactured Product	$182.37	$171.14	$194.00	$162.75
Purchased Product	$187.17	$228.70	$233.68	$211.47

	$182.73	$176.99	$197.84	$167.65

Fertilizer average price per MT	$184.90	$170.74	$197.34	$161.71
Feed/Industrial average price per MT	$181.17	$182.97	$198.18	$172.75

	$182.73	$176.99	$197.84	$167.65

 Exchange Rate (Cdn$/US$)

	2004	2003

December 31		1.2924
June 30	1.3404	1.3553
Second-quarter average conversion rate	1.3497	1.4396

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, free cash flow, cash flow prior to working capital changes and net income adjusted to exclude impairment charges and shutdown related costs (and the related per-share amount excluding such items) are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the company’s financial performance using the same measures used by the company’s management. The company’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

A.	EBITDA

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003

Net income	$72.6	$29.9	$123.3	$33.1
Income taxes	35.7	20.0	60.7	22.1
Interest expense	20.9	23.2	43.0	42.6
Depreciation and amortization	63.9	60.0	123.6	119.0

EBITDA	$193.1	$133.1	$350.6	$216.8
Impairment charges and non-cash shutdown related costs	5.9	—	5.9	2.2

Adjusted EBITDA	$199.0	$133.1	$356.5	$219.0

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization and impairment charges and non-cash shutdown related costs. The company uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations.

As compared to net income according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business or the non-cash charges associated with impairments and shutdown related costs. Management evaluates such charges and costs through other financial measures such as capital expenditures, and cash flow provided by operating activities. The company also believes that these measurements are used by certain investors and analysts to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003

Cash flow prior to working capital changes [1]	$145.9	$120.2	$272.8	$205.4

Changes in non-cash operating working capital
Accounts receivable	(23.3)	14.8	9.6	(35.5)
Inventories	29.7	(24.0)	3.1	(51.9)
Prepaid expenses	18.2	7.2	6.9	1.2
Accounts payable and accrued charges	(17.6)	(49.5)	(8.1)	5.2
Current income taxes	25.3	(1.7)	28.2	(13.4)

Changes in non-cash operating working capital	32.3	(53.2)	39.7	(94.4)

Cash provided by operating activities	$178.2	$67.0	$312.5	$111.0

Free cash flow [2]	$116.4	$86.8	$227.7	$146.7
Additions to property, plant and equipment	33.0	30.9	49.4	47.9
Other assets	(3.5)	2.5	(4.3)	10.8
Changes in non-cash operating working capital	32.3	(53.2)	39.7	(94.4)

Cash provided by operating activities	$178.2	$67.0	$312.5	$111.0

[1]	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is used by certain investors and analysts as a measure of liquidity or as a valuation measurement.

[2]	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and additions to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is used by certain investors and analysts as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except share and per-share amounts)
(unaudited)

C.	NET INCOME ADJUSTED TO EXCLUDE IMPAIRMENT CHARGES AND SHUTDOWN RELATED COSTS

Set forth below is a reconciliation of “net income adjusted to exclude impairment charges and shutdown related costs” to net income and the related per-share amounts, the most directly comparable financial measures calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003

Net income	$72.6	$29.9	$123.3	$33.1

Provision for plant shutdowns	$—	$—	$—	$2.2
Provision for PCS Yumbes	5.9	—	5.9	—

Subtotal	5.9	—	5.9	2.2
Tax effect	(1.9)	—	(1.9)	(0.9)

Subtotal	4.0	—	4.0	1.3

Net income adjusted to exclude impairment charges and shutdown related costs	$76.6	$29.9	$127.3	$34.4

Net income per share — diluted	$1.34	$0.57	$2.28	$0.63
After tax effect per share of provisions for plant shutdowns and PCS Yumbes	0.07	—	0.07	$0.03

Net income per share adjusted to exclude impairment charges and shutdown related costs — diluted	$1.41	$0.57	$2.35	$0.66

Weighted average number of shares outstanding
(Net income per share — diluted):	54,321,000	52,337,000	54,115,000	52,331,000

The company’s management uses net income adjusted to exclude impairment charges and shutdown related costs and diluted net income per share excluding such items as supplemental financial measures to evaluate the company’s operating performance and to compare such performance with the company’s historical operating results and the operating results of other companies. The company’s management believes that these measures allow management to consider the on-going financial performance of the company with respect to short-term patterns and long-term trends without the potentially obscuring effects of current period (and year-to-date) impairment charges and shutdown related costs.

As compared to net income according to GAAP, these measures are limited by the exclusion of items that have been identified by the company’s impairment and shutdown related analysis. The company’s management compensates for these limitations by applying the specific recognition, measurement, presentation and disclosure provisions for such charges and costs as required under GAAP. Management also evaluates such charges and costs through other financial measures such as cash flow provided by operating activities.